Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 18, 2011

CITIGROUP REPORTS FIRST QUARTER 2011 NET INCOME OF $3.0 BILLION,
COMPARED TO $1.3 BILLION IN THE FOURTH QUARTER 2010

EARNINGS PER SHARE OF $0.10, UP FROM $0.04 IN THE FOURTH QUARTER 2010

TANGIBLE BOOK VALUE PER SHARE(1) UP $0.24 SEQUENTIALLY TO $4.69
AND UP 15% OVER THE PRIOR YEAR

FIRST QUARTER 2011 REVENUES OF $19.7 BILLION, UP 7% SEQUENTIALLY

NET CREDIT LOSSES DECLINED 25% FROM THE FIRST QUARTER 2010

TIER 1 COMMON OF $112 BILLION, TIER 1 COMMON RATIO OF 11.3%

CITI HOLDINGS ASSETS OF $337 BILLION, DOWN 33% FROM THE FIRST QUARTER 2010

New York, April 18, 2011 — Citigroup Inc. today reported first quarter 2011 net income of $3.0 billion, or $0.10 per diluted share.  Net income declined $1.4 billion from the first quarter 2010, but more than doubled sequentially.

“After a full year of profitability, we continue to make progress in 2011 by executing our strategy with discipline. Citi Holdings losses continued to decrease; we are investing in our core businesses in Citicorp; our capital strength improved; and the mix of revenues reflects the diversity of our businesses and our depth in both the emerging and developed markets,” said Vikram Pandit, Chief Executive Officer of Citigroup.

Citigroup revenues in the first quarter 2011 were $19.7 billion, up 7% sequentially, but down 22% from the first quarter 2010.  Citicorp revenues of $16.5 billion were 16% higher sequentially, but 11% lower than the prior year period.  The year over year decline was mainly driven by lower revenues in Fixed Income Markets and North America Regional Consumer Banking, as well as negative CVA.

Credit continued to improve during the quarter, as Citigroup net credit losses declined for the seventh consecutive quarter to $6.3 billion.  In addition, the current quarter included a net $3.3 billion release of allowance for loan losses and unfunded lending commitments.

Citi Holdings’ assets were $337 billion at the end of the first quarter 2011, down $166 billion from the first quarter 2010. Citi Holdings revenues of $3.3 billion were 50% lower than the prior year period, reflecting the continued decline in assets and the revenue impact of a $12.7 billion asset transfer from held-to-maturity (“HTM”) to trading.

In the first quarter 2011, Citigroup transferred $12.7 billion of assets in the Special Asset Pool in Citi Holdings from HTM to trading.  This transfer permits the sale of those assets, which have disproportionately higher risk-weightings under Basel III. The transfer resulted in a net $709 million pre-tax charge to revenues, from the recognition of $1.7 billion in pre-tax losses ($1.0 after-tax) which were previously reflected in accumulated other comprehensive income (AOCI), partially offset by $946 million of mark-to-market and realized gains on those assets.

(1) Tangible book value per share is a non-GAAP financial measure.  See Appendix B for additional information on this metric.

Citi continued to improve its capital strength, with a Tier 1 Common ratio of 11.3%, book value per share of $5.85 and tangible book value per share of $4.69, each as of the end of the first quarter 2011.

“As America’s global bank, we are focused on supporting the real economy and creating opportunities for our clients to succeed.  Our sustained profitability has put us in a good position to accomplish our next goal of responsible growth,” concluded Mr. Pandit.

FIRST QUARTER 2011 KEY ITEMS:

•      Citigroup net income was $3.0 billion, compared to $1.3 billion in the fourth quarter 2010 and $4.4 billion in the first quarter 2010.

•      Citigroup revenues were $19.7 billion, up 7% sequentially.

•      Citicorp revenues of $16.5 billion were up 16% sequentially, driven by a 70% increase in Securities and Banking.

•      Citi Holdings revenues of $3.3 billion declined 17% sequentially, driven primarily by the impact of the asset transfer in Special Asset Pool.

•      Citigroup revenues declined 22% year over year.

•      Citicorp revenues were down 11% from the prior year period, driven by a 25% decline in Securities and Banking, partially offset by 5% growth in Transaction Services.

•      Citi Holdings revenues were down 50% from the prior year period, mainly due to lower overall assets and the impact of the asset transfer in Special Asset Pool.

•      Citigroup expenses of $12.3 billion were down 1% sequentially.  Expenses increased 7% year over year reflecting higher legal and related costs, the impact of foreign exchange(2), continued investment spending and increased business volumes, partially offset by productivity saves and a decline in Citi Holdings.

•      Citigroup provisions for credit losses and for benefits and claims improved by $5.4 billion, or 63%, year over year to $3.2 billion.  Consumer net credit losses declined 32% from the prior year period.

•      Citicorp generated 62% of its revenues and 72% of its net income from its international operations in the first quarter 2011.

•      Citicorp end of period loans grew 10% year over year, with 6% growth in consumer loans and 16% growth in corporate loans.

•      International Regional Consumer Banking year over year:

•      Revenues of $4.6 billion, up 8%.

•      Net income of $1.0 billion, up 3%.

•      Net credit margin of $3.9 billion, up 16%.

•      Average deposits of $163 billion, up 13%.

•      Average loans of $126 billion, up 14%.

•      Cards purchase sales of $29 billion, up 20%.

•      Investment sales of $25 billion, up 5%.

•      Citigroup’s total allowance for loan losses was $36.6 billion, or 5.79% of loans, at the end of the first quarter 2011.  The allowance for loan losses was 247% of non-accrual loans.

•      Citi Holdings assets of $337 billion comprised approximately 17% of total Citigroup assets as of the end of the first quarter 2011.

•      Tangible book value per share was $4.69, up $0.24 sequentially and $0.60 year over year.

(2) Refers to the impact of foreign exchange in the translation of local currency results into U.S. dollars for reporting purposes.

FIRST QUARTER 2011 RESULTS

CITIGROUP

				$ I/(D)
(in millions of dollars, except per share amounts)	1Q’11	4Q’10	1Q’10	QoQ	YoY

Net Interest Revenue	12,224	12,806	14,561	(582)	(2,337)
Non-Interest Revenue	7,502	5,565	10,860	1,937	(3,358)
Total Revenues	$19,726	$18,371	$25,421	$1,355	$(5,695)

Net Credit Losses	6,269	6,854	8,384	(585)	(2,115)
Net Release (a)	(3,345)	(2,252)	(53)	(1,093)	(3,292)
Provision for Benefits and Claims	260	238	287	22	(27)
Total Credit Costs	$3,184	$4,840	$8,618	$(1,656)	$(5,434)

Expenses	$12,326	$12,471	$11,518	$(145)	$808

Income from Cont. Ops. Before Taxes	$4,216	$1,060	$5,285	$3,156	$(1,069)
Provision (benefit) for Income Taxes	1,185	(313)	1,036	1,498	149

Income from Continuing Operations	$3,031	$1,373	$4,249	$1,658	$(1,218)
Net income (loss) from Disc. Ops.	40	98	211	(58)	(171)
Minority Interest	72	162	32	(90)	40
Citigroup Net Income	$2,999	$1,309	$4,428	$1,690	$(1,429)

Tier 1 Capital Ratio	13.3%	12.9%	11.3%
Tier 1 Common Ratio	11.3%	10.8%	9.1%
Return on Common Equity	7.3%	3.2%	12.0%
Book Value per Share	$5.85	$5.61	$5.28
Tangible Book Value per Share	$4.69	$4.45	$4.09

(a) Includes provision for unfunded lending commitments

Citigroup revenues were $19.7 billion, down $5.7 billion (-22%) from the first quarter 2010.  Net interest revenues of $12.2 billion were 16% lower than the prior year period, largely due to declining loan balances in Local Consumer Lending.  Net interest revenues also included a $245 million pre-tax charge to increase reserves related to customer refunds in Japan Consumer Finance. Non-interest revenues were $7.5 billion, down 31% from the prior year period, principally driven by lower Securities and Banking revenues, negative CVA, and the net charge resulting from the asset transfer in Special Asset Pool.

Citigroup expenses increased $808 million (7%) year over year to $12.3 billion, reflecting higher legal and related costs, the impact of foreign exchange, continued investment spending and increased business volumes, partially offset by a decline in Citi Holdings as well as productivity saves across the firm.

Citigroup total provisions for credit losses and for benefits and claims of $3.2 billion declined $5.4 billion (-63%) from the prior year period.

•      Net credit losses of $6.3 billion were down $2.1 billion (-25%) from the first quarter 2010.  Consumer net credit losses declined $2.6 billion (-32%) to $5.4 billion, driven by continued improvement in credit in North America Citi-branded cards in Citicorp, and Retail Partner cards and residential real estate lending in Citi Holdings.  Corporate net credit losses increased $485 million to $849 million year over year, primarily due to higher cost of loan sales as well as losses from loans to specific counterparties for which reserves had previously been established and were released in the current quarter.

•                  The net release of allowance for loan losses and unfunded lending commitments was $3.3 billion, compared to $53 million in the first quarter 2010.  The net reserve release in the current quarter consisted of $2.0 billion for consumer loans and $1.4 billion for corporate loans and unfunded lending commitments.

•                  The net consumer reserve release was mainly driven by Retail Partner cards and North America Citi-branded cards.  The $2.0 billion net reserve release compared to a net build of $224 million in the first quarter 2010.

•                  The net corporate reserve release reflected releases for the overall portfolio, as credit trends continued to improve, as well as the release of previously established reserves for specific loans that offset charge-offs taken in the current quarter.  The $1.4 billion net reserve release compared to a net release of $277 million in the first quarter 2010.

The effective tax rate on continuing operations was 28%.

Citigroup’s total allowance for loan losses was $36.6 billion at quarter-end, or 5.79% of total loans, down from $48.7 billion, or 6.80%, in the prior year period.  The improvement reflected asset sales, lower non-accrual loans, and overall improvement in credit quality in Citigroup’s loan portfolio.

•                  The consumer allowance for loan losses was $32.7 billion at quarter-end, down $8.7 billion from the prior year period.  The allowance for consumer loan losses was 7.47% of total consumer loans, compared to 7.84% in the first quarter 2010.

Citigroup’s non-accrual loans of $14.8 billion declined 48% from the prior year. A significant portion of the reduction was due to the recapitalization of Maltby Acquisitions Limited, the holding company that controls EMI Group Ltd., during the first quarter 2011.  The allowance for loan losses was 247% of non-accrual loans.

Citigroup end of period assets were $1.95 trillion, down 3% year over year.  Citigroup end of period deposits were $866 billion, up 5% year over year, driven by a 28% increase in non-interest bearing deposits.  Citigroup’s net interest margin was 2.91%, down from 3.34% in the first quarter 2010, reflecting a decline in loan balances and yields, and a higher reserve build related to Japan Consumer Finance.

Citigroup’s Tier 1 Capital ratio was 13.3% at quarter-end, while its Tier 1 Common ratio was 11.3%.

CITICORP

				$ I/(D)
(in millions of dollars)	1Q’11	4Q’10	1Q’10	QoQ	YoY

Net Interest Revenue	9,506	9,733	9,870	(227)	(364)
Non-Interest Revenue	6,998	4,527	8,652	2,471	(1,654)
Total Revenues	$16,504	$14,260	$18,522	$2,244	$(2,018)

Expenses	$9,601	$9,442	$8,595	$159	$1,006

Net Credit Losses	2,318	2,662	3,142	(344)	(824)
Net Release (a)	(1,254)	(741)	(367)	(513)	(887)
Provision for Benefits and Claims	44	42	44	2	—
Total Credit Costs	$1,108	$1,963	$2,819	$(855)	$(1,711)

Net Income	$4,084	$2,421	$5,068	$1,663	$(984)

EOP Assets ($B)	$1,330	$1,284	$1,236	$46	$94
EOP Loans ($B)	$418	$407	$379	$12	$39
EOP Deposits ($B)	$784	$760	$730	$24	$54

(a) Includes provision for unfunded lending commitments

Citicorp revenues were $16.5 billion, down $2.0 billion (-11%) from the first quarter 2010.  The revenue decline mainly reflected a 22% reduction in North America revenues, partially offset by 9% revenue growth in Latin America.  Net interest revenues of $9.5 billion declined 4% from the prior year period, principally driven by North America Regional Consumer Banking and Securities and Banking.  Non-interest revenues declined 19% to $7.0 billion, largely due to the decline in Securities and Banking revenues, including negative CVA.

Citicorp expenses of $9.6 billion grew 12% from the prior year, primarily driven by continued investment spending, the impact of foreign exchange and inflation, as well as higher legal and related costs.  Higher expenses from increased business volumes were offset by continued productivity saves.

Citicorp credit costs declined 61% year over year to $1.1 billion and included net credit losses of $2.3 billion and a $1.3 billion net release of allowance for loan losses.  Net credit losses declined $824 million (-26%), mainly driven by North America Citi-branded cards.  The net loan loss reserve release consisted of $862 million for consumer loans (principally North America Citi-branded cards) and $392 million for corporate loans.

Citicorp net income of $4.1 billion declined 19% from the prior year period, as lower revenues and increased expenses were partially offset by the improvement in credit costs. Citicorp’s international operations accounted for 72% of first quarter 2011 net income.

Citicorp end of period assets were $1.3 trillion, up 8% from the prior year period.  End of period loans increased 10% year over year to $418 billion, with 6% growth in consumer loans and 16% growth in corporate loans.

Regional Consumer
Banking

				$ I/(D)
	1Q’11	4Q’10	1Q’10	QoQ	YoY
(in millions of dollars)
Net Interest Revenue	5,752	5,864	5,917	(112)	(165)
Non-Interest Revenue	2,190	2,303	2,165	(113)	25
Total Revenues	$7,942	$8,167	$8,082	$(225)	$(140)

Expenses	$4,482	$4,443	$3,998	$39	$484

Net Credit Losses	2,108	2,528	3,040	(420)	(932)
Net Release (a)	(862)	(552)	(180)	(310)	(682)
Provision for Benefits and Claims	44	42	44	2	—
Total Credit Costs	$1,290	$2,018	$2,904	$(728)	$(1,614)

Net Income	$1,547	$1,347	$978	$200	$569

(in billions of dollars)
Avg. Citi-branded Card Loans	$110.3	$110.6	$112.0	$(0.3)	$(1.7)
Avg. Retail Banking Loans	121.4	115.2	109.5	6.2	11.9
Avg. Deposits	307.0	301.9	289.2	5.1	17.8
Investment Sales (Int’l Only)	25.4	23.7	24.1	1.7	1.3
Cards Purchase Sales	64.9	70.5	60.1	(5.6)	4.8

Revenue by Region ($MM)
North America	$3,334	$3,556	$3,801	$(222)	$(467)
EMEA	398	381	405	17	(7)
LATAM	2,309	2,300	2,076	9	233
Asia	1,901	1,930	1,800	(29)	101

(a) Includes provision for unfunded lending commitments

Regional Consumer Banking (“RCB”) revenues of $7.9 billion were 2% lower year over year. The decline was mainly driven by a decrease in North America (-12%), partially offset by 11% growth in Latin America.  RCB net interest revenues declined 3% year over year to $5.8 billion, mostly due to lower cards balances in North America, the impact of the Credit Card Accountability Responsibility and Disclosure (CARD) Act, and continued spread compression in Asia and Latin America. Non-interest revenues grew 1% to $2.2 billion, as lower mortgage revenues in North America and a $70 million charge for the anticipated repurchase of certain securities sold in Asia were offset by the impact of foreign exchange in Asia and Latin America.

•                  Average retail banking loans increased 11% year over year to $121.4 billion, as Latin America and Asia grew 22% and 16%, respectively.  Average deposits increased 6% to $307.0 billion, also driven by Latin America and Asia, up 15% and 13%, respectively.  Citi-branded cards average loans declined 2% year over year to $110.3 billion, as 11% and 13% growth in Latin America and Asia, respectively, was offset by lower balances in North America. Cards purchase sales grew 8% from the prior year period to $64.9 billion, with double-digit growth in Latin America, Asia and EMEA.  International investment sales increased 5% to $25.4 billion, primarily driven by Asia.

Expenses grew 12% from the prior year period to $4.5 billion, reflecting continued investment spending, the impact of foreign exchange, and higher business volumes, partially offset by productivity saves.

Net credit losses declined 31% to $2.1 billion, largely driven by improved credit in the North America Citi-branded cards portfolio.  The $862 million net loan loss reserve release in the current quarter was $682 million higher than the release in the prior year period, and reflected a net $649 million release in North America Citi-branded cards.

Securities and Banking

				$ I/(D)
(in millions of dollars)	1Q’11	4Q’10	1Q’10	QoQ	YoY
Investment Banking	851	1,167	1,057	(316)	(206)
Lending	244	185	243	59	1
Equity Markets	1,070	596	1,213	474	(143)
Fixed Income Markets	3,795	1,481	5,380	2,314	(1,585)
Private Bank	515	501	494	14	21
Other Securities and Banking	(463)	(397)	(384)	(66)	(79)
Revenues	$6,012	$3,533	$8,003	$2,479	$(1,991)

Expenses	$3,802	$3,678	$3,437	$124	$365

Net Credit Losses	204	132	101	72	103
Net Release (a)	(393)	(194)	(169)	(199)	(224)
Total Credit Costs	$(189)	$(62)	$(68)	$(127)	$(121)

Net Income	$1,696	$209	$3,160	$1,487	$(1,464)

CVA (included in revenue above)	$(229)	$(1,038)	$285	$809	$(514)

Revenue by Region
North America	$2,328	$1,009	$3,553	$1,319	$(1,225)
EMEA	2,059	832	2,515	1,227	(456)
LATAM	582	728	607	(146)	(25)
Asia	1,043	964	1,328	79	(285)

(a) Includes provision for unfunded lending commitments

Securities and Banking revenues increased 70% from the prior quarter to $6.0 billion.  Excluding CVA, revenues were up 37% sequentially, mainly due to a $2.0 billion (64%) increase in Fixed Income and Equity Markets revenues, partially offset by a 27% decline in Investment Banking.  Year over year, Securities and Banking revenues declined 25%, driven principally by lower Fixed Income Markets revenues and a negative CVA of $229 million (compared to positive $285 million in the prior year period).  Excluding CVA, Fixed Income Markets revenues fell 22% to $4.0 billion, largely due to declines in rates and currencies, and credit and securitized products.  Investment Banking revenues were $851 million, down 19% from the prior year period, primarily reflecting lower revenues from municipal and investment grade debt underwriting.  Excluding CVA, Equity Markets revenues were 9% lower year over year at $1.1 billion, mainly driven by lower trading revenues related to principal positions, partially offset by growth in cash equities revenues.

Expenses were $3.8 billion, or 11% higher versus the first quarter 2010, principally due to absence of a litigation reserve release recorded in the prior year period, as well as continued investment spending and higher business volumes, partially offset by productivity saves.

Net credit losses were $204 million, $103 million higher than the first quarter 2010, due principally to losses from loans to specific counterparties for which reserves had previously been established and were released in the current quarter.  The net release of allowance for loan losses and unfunded lending commitments was $393 million, compared to a $169 million net release in the prior year period.  The net loan loss reserve release reflected continued improvement in the corporate credit portfolio, as well as net releases for specific counterparties.

Transaction Services

				$ I/(D)
(in millions of dollars)	1Q’11	4Q’10	1Q’10	QoQ	YoY
Treasury and Trade Solutions	1,832	1,830	1,781	2	51
Securities and Fund Services	718	730	656	(12)	62
Revenues	$2,550	$2,560	$2,437	$(10)	$113

Expenses	$1,317	$1,321	$1,160	$(4)	$157

Net Credit Losses	6	2	1	4	5
Net Build (Release)	1	5	(18)	(4)	19
Total Credit Costs	$7	$7	$(17)	$—	$24

Net Income	$841	$865	$930	$(24)	$(89)

Average Deposits ($B) (a)	$355	$353	$319	$2	$36

Revenue by Region
North America	$610	$588	$639	$22	$(29)
EMEA	836	840	833	(4)	3
LATAM	408	406	344	2	64
Asia	696	726	621	(30)	75

(a) Includes other customer liabilities

Transaction Services revenues were $2.6 billion, up 5% from the prior year period, driven by growth in Latin America and Asia.  Average deposits and other customer liabilities grew 11% year over year to $355 billion, with growth in every region.  Assets under custody grew 10% year over year to $13.0 trillion, reflecting higher net inflows and market values. Strong growth in business volumes was partially offset by continued spread compression.

•                  Treasury and Trade Solutions revenues of $1.8 billion were up 3% from the prior year period, reflecting increased trade and cards revenues driven by higher deposits and transaction volumes, partially offset by continued spread compression.

•                  Securities and Fund Services revenues of $718 million were up 9%, reflecting higher business volumes and asset valuations, partially offset by continued spread compression.

Revenues in North America were $610 million, down 5% from the prior year period, mainly due to continued spread compression.  EMEA revenues of $836 million were approximately flat to the prior year period.  Latin America revenues of $408 million increased 19%, and Asia revenues of $696 million were up 12%, in each case driven by higher business volumes and client activity.

Expenses were $1.3 billion, up $157 million, or 14%, from the prior year period, largely due to continued investment spending and higher business volumes, partially offset by productivity saves.

CITI HOLDINGS

				$ I/(D)
(in millions of dollars)	1Q’11	4Q’10	1Q’10	QoQ	YoY

Net Interest Revenue	2,630	2,908	4,375	(278)	(1,745)
Non-Interest Revenue	653	1,057	2,175	(404)	(1,522)
Total Revenues	$3,283	$3,965	$6,550	$(682)	$(3,267)

Expenses	$2,019	$2,379	$2,573	$(360)	$(554)

Net Credit Losses	3,950	4,191	5,241	(241)	(1,291)
Net Build (Release) (a)	(2,091)	(1,510)	314	(581)	(2,405)
Provision for Benefits and Claims	216	196	243	20	(27)
Total Credit Costs	$2,075	$2,877	$5,798	$(802)	$(3,723)

Net Income (loss)	$(608)	$(1,019)	$(886)	$411	$278

EOP Assets ($B)	$337	$359	$503	$(22)	$(166)
EOP Loans ($B)	$219	$242	$343	$(23)	$(124)
EOP Deposits ($B)	$77	$79	$86	$(2)	$(9)

Revenue by Segment
BAM	$137	$136	$340	$1	$(203)
LCL	3,153	3,403	4,670	(250)	(1,517)
SAP	(7)	426	1,540	(433)	(1,547)

Net Income by Segment
BAM	$(12)	$(58)	$81	$46	$(93)
LCL	(599)	(1,104)	(1,829)	505	1,230
SAP	3	143	862	(140)	(859)

(a) Includes provision for unfunded lending commitments

Citi Holdings revenues declined 50% to $3.3 billion as compared to the prior year period.  Net interest revenues declined 40% year over year to $2.6 billion, largely driven by lower loan balances in Local Consumer Lending and the higher reserve build related to customer refunds in Japan Consumer Finance.  Non-interest revenues declined 70% to $653 million from the prior year period reflecting the $709 million net pre-tax charge related to the asset transfer in Special Asset Pool, lower positive marks on sub-prime related direct exposures, and a repurchase reserve build of $122 million related to North America residential real estate, partially offset by gains on private equity investments.

Citi Holdings expenses were down 22% year over year to $2.0 billion, principally due to the continued decline in assets.

Citi Holdings credit costs of $2.1 billion included $4.0 billion of net credit losses, a net release of allowance for loan losses and unfunded lending commitments of $2.1 billion, and a $216 million provision for policyholder benefits and claims.

•                  Net credit losses declined $1.3 billion (-25%) versus the prior year period.  Local Consumer Lending net credit losses declined 34% to $3.3 billion, driven by continued improvement in Retail Partner cards, North America residential real estate and international loans.  Special Asset Pool net credit losses increased $378 million year over year to $670 million, mainly due to higher cost of loan sales, as well as losses from loans to specific counterparties for which reserves had previously been established and were released in the current quarter.

•                  The net release of allowance for loan losses and unfunded lending commitments of $2.1 billion compared to a $314 million net build in the prior year period.  The net loan loss reserve release in Local Consumer Lending was $1.1 billion, largely attributable to Retail Partner cards, as credit trends continued to improve.  The net loan loss reserve release in Special Asset Pool was $980 million, reflecting continued improvement in the corporate credit portfolio as well as net releases for specific counterparties.

Citi Holdings net loss of $608 million was $278 million, or 31%, less than the net loss of $886 million in the first quarter 2010, as continued improvement in credit costs and lower expenses more than offset the decline in revenues.

Citi Holdings assets declined 33% from the first quarter 2010 to $337 billion at the end of the first quarter 2011. The decline reflected $106 billion in asset sales and business dispositions and $49 billion in net run-off and amortization.  Citi Holdings assets comprised approximately 17% of total Citigroup assets at the end of the first quarter 2011.

CORPORATE / OTHER

Corporate/Other revenues were negative $61 million, compared to positive $349 million in the prior year period.  The decline in revenues was mainly driven by lower investment yields as well as losses from hedging activities.

Corporate/Other net loss from continuing operations of $517 million compared to income of $35 million in the first quarter 2010.  The decline was principally due to lower revenues, as well as higher legal and related expenses.

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S.; (973) 409-9210 outside of the U.S.  The conference code for both numbers is 52962700.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both the earnings release and the First Quarter 2011 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2010 Annual Report on Form 10-K.

Contacts:
Press:	Jon Diat:	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell:	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091

Anu Ahluwalia	(212) 559-4114

RESULTS BY REGION AND SEGMENT

	Revenues			Income (loss) from Continuing Ops.
(in millions of dollars)	1Q’11	4Q’10	1Q’10	1Q’11	4Q’10	1Q’10

North America
Regional Consumer Banking	3,334	3,556	3,801	551	403	15
Securities and Banking	2,328	1,009	3,553	458	(203)	1,422
Transaction Services	610	588	639	113	85	161
Total North America	$6,272	$5,153	$7,993	$1,122	$285	$1,598

EMEA
Regional Consumer Banking	398	381	405	49	1	24
Securities and Banking	2,059	832	2,515	765	(68)	1,021
Transaction Services	836	840	833	278	296	303
Total EMEA	$3,293	$2,053	$3,753	$1,092	$229	$1,348

Latin America
Regional Consumer Banking	2,309	2,300	2,076	484	434	367
Securities and Banking	582	728	607	272	340	269
Transaction Services	408	406	344	170	172	152
Total Latin America	$3,299	$3,434	$3,027	$926	$946	$788

Asia
Regional Consumer Banking	1,901	1,930	1,800	461	509	567
Securities and Banking	1,043	964	1,328	210	185	469
Transaction Services	696	726	621	284	318	319
Total Asia	$3,640	$3,620	$3,749	$955	$1,012	$1,355

Citicorp	$16,504	$14,260	$18,522	$4,095	$2,472	$5,089

Citi Holdings	$3,283	$3,965	$6,550	$(547)	$(911)	$(875)

Corporate / Other	$(61)	$146	$349	$(517)	$(188)	$35

Citigroup	$19,726	$18,371	$25,421	$3,031	$1,373	$4,249

APPENDIX A

CVA

(In millions of dollars)	1Q’11	4Q’10	1Q’10
Securities and Banking
CVA on Citi Liabilities at Fair Value Option	(111)	(795)	(2)
Derivatives CVA (1),(2)	(118)	(244)	287
Total Securities and Banking CVA	$(229)	$(1,038)	$285

Special Asset Pool
CVA on Citi Liabilities at Fair Value Option	(2)	(11)	(4)
Derivatives CVA (1)	(25)	(52)	27
Total Special Asset Pool CVA	$(27)	$(63)	$23
Total Citigroup CVA	$(256)	$(1,101)	$308

(1) Net of hedges.  (2) Includes Private Bank.

Note: Totals may not sum due to rounding.

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Preliminary
March 31,
(in millions, except per share amounts)	2011

Citigroup’s Total Stockholders’ Equity	$171,037
Less: Preferred Stock	312
Common Stockholders’ Equity	170,725
Less:
Goodwill - as reported	26,339
Intangible Assets (other than Mortgage Servicing Rights) - as reported	7,280
Goodwill and Intangible Assets - recorded as assets of disc. ops. Held for Sale	165
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	53
Tangible Common Equity (TCE)	$136,888

Common Shares Outstanding at Quarter-end	29,206.4

Tangible Book Value Per Share
(Tangible Common Equity / Common Shares Outstanding)	$4.69